Exhibit 99.1

For Information
Mark A. Hellerstein
Robert T. Hanley
303-861-8140

ST. MARY REPORTS RESULTS FOR THIRD QUARTER 2005, RECORDS FIFTH CONSECUTIVE QUARTER WITH INCREASING PRODUCTION AND UPDATES GUIDANCE

DENVER, November 3, 2005 – St. Mary Land & Exploration Company (NYSE: SM) today reported earnings for the third quarter 2005 of $27.3 million or $0.42 per diluted share. Third quarter 2004 earnings were $22.6 million or $0.36 per diluted share. Earnings include the effect of the non-cash after tax expense of $35.3 million or $0.53 per diluted share in the third quarter of 2005 and $4.8 million or $0.07 per diluted share in the third quarter of 2004 for the change in the estimated liability for future payments under the Company’s Net Profits Interest Bonus Plan.

Mark Hellerstein, Chairman, President and CEO, commented, “This was another record quarter for production and discretionary cash flow at St. Mary. In addition to operating in a high commodity price environment, we have now increased production for five consecutive quarters. We have an inventory of several multi-year resource programs that give us a solid base for future growth.”

Revenues for the third quarter of 2005 were a record $203.3 million compared to $108.1 million for the third quarter of 2004. Third quarter 2005 Discretionary Cash Flow(1) increased to a record $125.1 million from $71.6 million in the third quarter of 2004. Net cash provided by operating activities increased to $116.6 million in the third quarter of 2005 from $57.3 million in the third quarter of 2004.

Earnings for the first nine months of 2005 were $100.7 million or $1.55 per diluted share, compared to $65.9 million or $1.03 per diluted share for the first nine months of 2004. Revenues for the first nine months of 2005 were $511.7 million compared to $306.7 million for the same period in 2004. Discretionary cash flow for the first nine months of 2005 increased to $321.0 million from $192.3 million in the first nine months of 2004. Net cash provided by operating activities increased to $302.1 million in the first nine months of 2005 from $157.1 million in the first nine months of 2004.

Daily oil and gas production during the third quarter 2005 averaged a record 251.1 million cubic feet of gas equivalent (MMCFED), a 22% increase from the 206.5 MMCFED of production in the comparable 2004 period. Average prices realized during the quarter were $7.83 per Mcf and $55.95 per barrel, 48% and 65% higher, respectively, than the realized prices in the third quarter of 2004.

The Company also announced that it has increased its 2005 forecast of the exploration and development costs component of capital expenditures to $322 million from $311 million. In addition, St. Mary has spent approximately $87 million on acquisitions in 2005, including asset retirement obligation capitalized assets. The following adjustments to the forecast reflect cost increases and changes to the Company’s planned drilling activity for the balance of 2005.

Increase (Decrease)	Revised Total
Mid-Continent Region	$11 million	$106 million
Rocky Mountain Region	(2 million)	101 million
ArkLaTex Region	10 million	46 million
Gulf Coast Region	(6 million)	34 million
Coalbed Methane	-	28 million
Permian Basin Region	(2 million)	7 million
Total	$11 million	$322 million

The Company’s current forecasts for the fourth quarter and the full year 2005 are shown below.

4th Quarter Year
Oil and gas production	21.5 – 22.5 BCFE	87.0 – 88.0 BCFE
Lease operating expenses	$1.08 - $1.12/MCFE	$1.03 - $1.07/MCFE
Production taxes	$0.74 - $0.78/MCFE	$0.54 - $0.58/MCFE
General and administrative exp.	$0.46 - $0.52/MCFE	$0.38 - $0.41/MCFE
Depreciation, depletion & amort.	$1.69 - $1.74/MCFE	$1.56 - $1.71/MCFE

Change in non-cash liability net

of future payments under the
net profits interest bonus plan	$21.0 - $28.0 million	$92.0 - $99.0 million

Reflected in the above forecasts are 700 MMCFE of estimated production in the fourth quarter and 1,100 MMCFE of estimated production during the year 2005 that has been shut in due to Hurricanes Katrina and Rita.

St. Mary estimates its basis differential (the difference between estimated realized oil and gas prices, before hedging, and the applicable NYMEX prices) for the fourth quarter of 2005 will be $3.40 to $3.65 per barrel for oil and $1.20 to $1.30 per MMbtu for gas.

Operational updates for the third quarter 2005 were provided in the Company’s October 14, 2005 press release.

As previously announced, the St. Mary third quarter earnings teleconference call is scheduled for November 4 at 9:00 am (MST). The call participation number is 888-424-5231. A digital recording of the conference call will be available two hours after the completion of the call, 24 hours per day through November 12 at 800-642-1687, conference number 1144998. International participants can dial 706-634-6088 to take part in the conference call, and can access a replay of the call at 706-645-9291, conference number 1144998. In addition, the call will be broadcast live at St. Mary’s website at www.stmaryland.com and this press release and financial highlights attachment will be available before the call at www.stmaryland.com under “News—Press Releases.” An audio recording of the conference call will be available at that site through November 12, 2005.

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections. The words “will,” “believe,” “anticipate,” “intend,” “estimate,” “forecast” and “expect” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the uncertain nature of the expected benefits from the acquisition of oil and gas properties, the volatility and level of oil and natural gas prices, unexpected drilling conditions and results, the risks of various exploration and hedging strategies, production rates and reserve replacement, the imprecise nature of oil and gas reserve estimates, drilling and operating service availability, uncertainties in cash flow, the financial strength of hedge contract counterparties, the availability of economically attractive exploration and development and property acquisition opportunities and any necessary financing, competition, litigation, environmental matters, the potential impact of government regulations, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2004 Annual Report on Form 10-K filed with the SEC. Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

(1)

Discretionary cash flow is computed as net income plus depreciation, depletion, amortization, ARO accretion, impairments, deferred taxes, exploration expense, stock based compensation expense and non-cash changes in the Net Profits Interest Plan liability, less the cumulative effect of unrealized derivative loss or gain. See the attached financial highlights for a reconciliation of discretionary cash flow to net cash provided by operating activities, a presentation of other cash flow information, and a statement indicating why management believes the presentation of the non-GAAP measure of discretionary cash flow provides useful information to investors.

PR-05-17

###

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
September 30, 2005
(Unaudited)

PRODUCTION DATA	For the Three Months			For the Nine Months
	Ended September 30,		Percent Change	Ended September 30,		Percent Change
	2005	2004		2005	2004
Average realized price, net of hedging:
Gas (per Mcf)	$ 7.83	$ 5.29	48%	$ 6.98	$ 5.30	32%
Oil (per Bbl)	$ 55.95	$ 33.87	65%	$ 50.05	$ 31.04	61%

Production:
Gas (MMcf)	13,894	11,531	20%	39,125	34,214	14%
Oil (MBbls)	1,534	1,245	23%	4,396	3,547	24%
MMCFE (6:1)	23,100	19,000	22%	65,502	55,494	18%

Daily production:
Gas (Mcf per day)	151,021	125,342	20%	143,315	124,870	15%
Oil (Bbls per day)	16,678	13,530	23%	16,103	12,944	24%
MCFE per day (6:1)	251,090	206,523	22%	239,932	202,533	18%

Margin analysis per MCFE:
Average realized price, net of hedging	$ 8.43	$ 5.43	55%	$ 7.53	$ 5.25	43%
Lease operating expense and transportation	1.07	0.88	22%	1.03	0.92	12%
Production taxes	0.58	0.39	49%	0.50	0.34	47%
General and administrative costs	0.42	0.29	45%	0.35	0.30	17%
Operating margin	$ 6.36	$ 3.87	64%	$ 5.65	$ 3.69	53%
Depletion, depreciation and amortization	$ 1.60	$ 1.13	42%	$ 1.54	$ 1.13	36%

INCOME STATEMENT
(In thousands, except per share amounts)	For the Three Months			For the Nine Months
	Ended September 30,			Ended September 30,
	2005	2004		2005	2004
Operating Revenues:
Oil and gas production revenue	$ 203,144	$ 116,514		$ 501,935	$ 324,301
Oil and gas hedge loss	(8,441)	(13,323)		(8,967)	(33,056)
Marketed gas revenue	7,650	3,798		16,597	11,095
Gain on sale of proved properties	246	738		220	2,514
Other revenue	705	351		1,911	1,857
	203,304	108,078		511,696	306,711
Operating expenses:
Oil and gas production expense	38,071	24,163		100,418	69,279
Depletion, depreciation, amortization
and abandonment liability accretion	36,952	21,470		100,933	62,769
Exploration	10,692	8,871		27,474	20,071
Impairment of proved properties	-	-		-	494
Abandonment and impairment of unproved properties	817	744		4,506	2,632
General and administrative	9,772	5,472		23,239	16,459
Change in Net Profits Interest Plan liability	54,857	7,527		71,253	14,012
Marketed gas operating expense	7,255	3,493		15,607	10,214
Derivative loss (gain)	(60)	(915)		1,310	(46)
Other expense	365	750		1,962	1,860
	158,721	71,575		346,702	197,744

Income from operations	44,583	36,503		164,994	108,967
Interest income	83	93		263	479
Interest expense	(2,344)	(1,471)		(6,562)	(4,524)
Income before income taxes	42,322	35,125		158,695	104,922
Income tax expense - current	23,605	2,098		48,512	15,519
Income tax expense (benefit) - deferred	(8,617)	10,462		9,485	23,553
Net income	$ 27,334	$ 22,565		$ 100,698	$ 65,850

Basic weighted-average shares outstanding	56,640	57,090		56,941	57,963

Diluted weighted-average shares outstanding	66,738	66,197		66,847	66,914

Basic net income per common share	$ 0.48	$ 0.40		$ 1.77	$ 1.14

Diluted net income per common share	$ 0.42	$ 0.36		$ 1.55	$ 1.03

BALANCE SHEET
(In thousands)	September 30,	December 31,
	2005	2004
Working capital (deficit)	$ (23,820)	$ 12,035
Long-term debt	$ 151,862	$ 136,791
Stockholders' equity	$ 516,934	$ 484,455

Shares outstanding	56,534	56,958

PROVEN RESERVES
	December 31,	December 31,
	2004	2003
Oil (MBbls)	56,574	47,787
Gas (MMcf)	319,196	307,024
MMCFE (6:1)	658,638	593,744

CASH FLOW
(In thousands)

Reconciliation of Discretionary Cash Flow
to Net Cash Provided by Operating Activities:
	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
Discretionary cash flow (1)	$ 125,071	$ 71,588	$ 321,030	$ 192,300
Gain on property sales	(246)	(738)	(220)	(2,514)
Exploration expense, excluding exploratory
dry hole expense	(10,280)	(7,577)	(24,960)	(17,541)
Minority interest and other	255	(910)	(38)	(3,498)
Changes in working capital and deferred taxes	1,770	(5,050)	6,334	(11,615)
Net cash provided by operating activities	$ 116,570	$ 57,313	$ 302,146	$ 157,132

Net cash used in investing activities	$ (103,294)	$ (46,763)	$ (273,272)	$ (109,053)

Net cash provided by (used in) financing activities	$ 2,753	$ (13,443)	$ (8,695)	$ (38,218)

(1) Discretionary cash flow is computed as net income plus depreciation, depletion, amortization, ARO accretion, impairments, deferred taxes, exploration expense, deferred and accrued stock-based compensation expense, and non-cash changes in the Net Profits Interest Plan liability less the cumulative effect of unrealized derivative loss or gain. The non-GAAP measure of discretionary cash flow is presented since management believes that it provides useful additional information to investors for analysis of St. Mary’s ability to internally generate funds for exploration, development and acquisitions. In addition, discretionary cash flow is widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow or liquidity measures prepared under GAAP. Since discretionary cash flow excludes some, but not all, items that affect net income and net cash provided by operating activities and may vary among companies, the discretionary cash flow amounts presented may not be comparable to similarly titled measures of other companies.